Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2009 (except as to Note 19 which is as of February 12, 2009), relating to the consolidated financial statements of NUCRYST Pharmaceuticals Corp. (which audit report expresses an unqualified opinion on the financial statements and includes a separate paragraph referring to our consideration of internal control over financial reporting) appearing in the Annual Report on Form 10-K of NUCRYST Pharmaceuticals Corp. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
February 18, 2009

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